Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Donald A. Merril, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Director, Investor

& Financial Relations (330) 761-6212

Myers Industries Reports 2012 Second Quarter Results

Diluted EPS $0.17 compared with $0.13 in 2Q 2011

Adjusted EPS $0.17 compared with $0.14 in 2Q 2011

Gross margin increased to 26.2% versus 25.1% for 2Q 2011

Recently announced Novel acquisition to become part of Material Handling Segment

July 19, 2012, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the second quarter ended June 30, 2012.

Net sales for the second quarter were $181.1 million compared to $177.3 million in the second quarter of 2011. The net increase in sales of 2.2% was the result of strong sales performance in the Engineered Products Segment combined with a moderate sales increase in the Lawn & Garden Segment which more than offset lower sales in the Material Handling Segment and a sales decline in the Distribution Segment. Gross margin expanded to 26.2% in the second quarter of 2012 compared to 25.1% in the second quarter of 2011. The expansion was due mostly to reduced costs and productivity improvements resulting from continued execution of the Company’s operations excellence initiatives.

Net income in the second quarter of 2012 was $5.7 million or $0.17 per diluted share compared to net income in the second quarter of 2011 of $4.7 million or $0.13 per diluted share. Net income in the second quarter of 2012 included approximately $0.3 million of special net pre-tax costs while net income in the second quarter of 2011 included approximately $0.6 million of special pre-tax costs. Details regarding the special pre-tax costs for both quarters are provided on the Reconciliation of Non-GAAP Financial Measures included in this release. Earnings per diluted share as adjusted for these special items were $0.17 in the second quarter of 2012 compared to $0.14 in the second quarter of 2011.

President and Chief Executive Officer John C. Orr said, “We met our expected operating results for the quarter despite some challenging economic conditions. We expect that our full-year results will show continued solid performance. At the beginning of July, we announced that we acquired Plasticos Novel Do Nordeste S.A. ® (Novel), one of Brazil’s leading designers and manufacturers of plastic totes and crates used for closed-loop shipping and storage in the region’s fast growing food and agriculture industries. The acquisition fits our Material Handing Segment’s strategy of geographic expansion in North and South America, growing our more profitable end markets and leveraging our strong existing position.”

Segment Results

The results below are as adjusted and exclude special pre-tax costs as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

The Material Handling Segment’s net sales in the second quarter of 2012 were $60.3 million compared to $67.0 million in the second quarter of 2011. An anticipated delay in customer orders resulting from a shift in demand from the second quarter to the second half of this year caused the sales decrease during the quarter. Material Handling’s income before taxes was $9.2 million in the second quarter of 2012 compared to $8.4 million in the second quarter of 2011. The segment benefited from our focus on our operations excellence initiatives and lower manufacturing costs which led to the 9.8% increase in income before taxes, despite lower year-over-year sales.

The Lawn & Garden Segment’s net sales in the second quarter of 2012 increased to $42.5 million as compared to $41.8 million in the second quarter of 2011. Sales volume was lower than anticipated in the second quarter as customers chose to continue to deplete their inventories and limit production during the quarter. Lawn & Garden’s loss before taxes in the second quarter of 2012 was $1.5 million compared to a loss of $1.6 million in the second quarter of 2011. Higher freight costs during the quarter partially offset the income generated by the increased sales volume.

The Distribution Segment’s net sales were $44.2 million in the second quarter of 2012 compared to $46.1 million in the second quarter of 2011. The sales decline was a result of slower customer demand during the quarter. Distribution’s income before taxes was $4.1 million in the second quarter of 2012 compared to $4.5 million in the second quarter of 2011. The decrease in income before taxes is mostly attributable to the lower sales volume and higher freight costs during the quarter.

The Engineered Products Segment’s net sales were $38.6 million in the second quarter of 2012 compared to $27.9 million in the second quarter of 2011. Continued strong sales in the transplant auto market mostly due to a year-over-year rebound combined with a sales increase in the marine, recreational vehicle, and custom markets generated the 38.5% increase in sales year-over-year. Engineered Product’s income before taxes was $4.7 million in the second quarter of 2012 compared to $2.7 million in the second quarter of 2011. The increased income before taxes during the quarter resulted from the higher sales volume and the ongoing execution of our operations excellence initiatives.

Cash Flow

Cash flow provided by operations for the six months ended June 30, 2012 was $7.9 million compared to $8.8 million for the six months ended June 30, 2011.

Other Financial Items

Capital expenditures totaled $8.4 million for the six months ended June 30, 2012 and are forecasted to be approximately $30 million in 2012.

At June 30, 2012, debt, net of cash, was $66.5 million compared to $67.2 million at December 31, 2011.

On July 9, 2012, the Company announced that it had completed the acquisition of Brazil’s Plasticos Novel. The purchase price was $27.5 million, subject to certain adjustments. Novel’s annual net sales in 2012 are projected to be $38 million. Novel complements the Company’s existing material handling business in Brazil and furthers our strategic objectives.

At the end of the quarter, the Company positioned cash for the closing of the Novel acquisition by drawing on its line of credit. The transaction resulted in an increase to both cash and long-term debt as of June 30, 2012.

Second Half and Full Year 2012 Outlook

The Company expects some mixed trends in the second half of 2012. Results should benefit from the shifting of orders from the second quarter to late in the second half of 2012 as well as from the Company’s operations excellence program. However, the soft economy may offset a portion of these benefits. The Company expects full-year results to reflect continued solid performance.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, July 19, 2012 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcodes are: Account # 286; Conference ID # 397255.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $755.7 million in 2011. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Dollars in thousands, except per share data)

	For The Three Months Ended		For The Six Months Ended:
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net sales	$181,101	$177,266	$379,890	$372,773
Cost of sales	133,737	132,772	274,528	274,188

Gross Profit	47,364	44,494	105,362	98,585
Selling, general and administrative expenses	37,372	35,821	78,253	77,543

Operating Income	9,992	8,673	27,109	21,042
Interest expense, net	1,054	1,153	2,135	2,391

Income before income taxes	8,938	7,520	24,974	18,651
Income tax expense	3,280	2,862	9,331	7,274

Net Income	$5,658	$4,658	$15,643	$11,377

Income Per Share
Basic	$0.17	$0.13	$0.47	$0.32
Diluted	$0.17	$0.13	$0.46	$0.32
Weighted Average Common Shares Outstanding
Basic	33,595,637	35,249,616	33,525,444	35,279,504
Diluted	34,272,693	35,249,616	34,121,486	35,436,112

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net Sales
Material Handling	$60,260	$67,008	-10.1%	$125,481	$132,738	-5.5%
Lawn & Garden	42,482	41,819	1.6%	101,666	108,973	-6.7%
Distribution	44,188	46,091	-4.1%	86,926	87,725	-0.9%
Engineered Products	38,642	27,897	38.5%	75,869	55,822	35.9%
Intercompany Sales	(4,471)	(5,549)	—	(10,052)	(12,485)	—

Total	$181,101	$177,266	2.2%	$379,890	$372,773	1.9%

Income (Loss) Before Income Taxes
Material Handling	$9,223	$8,396	9.8%	$22,373	$18,657	19.9%
Lawn & Garden	(1,942)	(1,619)	-20.0%	(724)	2,259	—
Distribution	4,298	4,014	7.1%	7,809	7,087	10.2%
Engineered Products	4,660	2,591	79.9%	9,251	5,380	72.0%
Corporate	(7,301)	(5,862)	—	(13,735)	(14,732)	—

Total	$8,938	$7,520	18.9%	$24,974	$18,651	33.9%

MYERS INDUSTRIES, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Material Handling
Income before taxes as reported	$9.2	$8.4	$22.4	$18.7
Income before taxes as adjusted	9.2	8.4	22.4	18.7

Lawn & Garden
Income before taxes as reported	(1.9)	(1.6)	(0.7)	2.3
Restructuring expenses	0.4	0.0	0.4	0.0

Income before taxes as adjusted	(1.5)	(1.6)	(0.3)	2.3

Distribution
Income before taxes as reported	4.3	4.0	7.8	7.1
Restructuring expenses	0.1	0.5	0.5	0.7
Gain on building sales	(0.3)	0.0	(0.3)	0.0

Income before taxes as adjusted	4.1	4.5	8.0	7.8

Engineered Products
Income before taxes as reported	4.6	2.6	9.2	5.4
Restructuring expenses	0.1	0.1	0.2	0.2

Income before taxes as adjusted	4.7	2.7	9.4	5.6

Corporate and interest expense
Income (loss) before taxes as reported	(7.3)	(5.9)	(13.7)	(14.8)
Restructuring and other adjustments	0.0	0.0	0.0	0.3

Income (loss) before taxes as adjusted	(7.3)	(5.9)	(13.7)	(14.5)

Consolidated
Income before taxes as reported	8.9	7.5	25.0	18.7
Restructuring expenses and other adjustments	0.3	0.6	0.8	1.2

Income before taxes as adjusted	9.2	8.1	25.8	19.9
Income taxes at 38%	3.5	3.1	9.8	7.6

Net Income as adjusted	$5.7	$5.0	$16.0	$12.3

Note: Numbers in the Corporate and interest expense section above may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	June 30, 2012	December 31, 2011
Assets
Current Assets
Cash	$35,612	$6,801
Accounts Receivable, Net	96,386	105,830
Inventories	107,472	95,217
Other	14,270	10,604

Total Current Assets	253,740	218,452
Other Assets	68,056	69,371
Property, Plant, & Equipment	133,399	140,934

Total Assets	$455,195	$428,757

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts Payable	$58,888	$64,717
Accrued Expenses	33,144	45,939

Total Current Liabilities	92,032	110,656
Long-Term Debt, less current portion	101,820	73,725
Deferred Income Taxes	23,896	23,893
Other Liabilities	15,129	14,343
Shareholders’ Equity	222,318	206,140

Total Liabilities & Shareholders’ Equity	$455,195	$428,757

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2012 and 2011

(Dollars in thousands)

	Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$15,643	$11,377

Items not affecting use of cash:
Depreciation	14,737	16,064
Impairment charges and asset write-offs	-0-	252
Amortization of other intangible assets	1,514	1,474
Non-cash stock compensation	1,556	1,607
(Recovery of) provision for loss on accounts receivable	(1,178)	1,773
Deferred taxes	(18)	(70)
Other long-term liabilities	785	804
Gain on sale of property, plant and equipment	(558)	-0-
Other	50	50
Cash flow provided by (used for) working capital:
Accounts receivable	10,384	(4,281)
Inventories	(12,285)	(9,247)
Prepaid expenses	(3,743)	903
Accounts payable and accrued expenses	(18,967)	(11,955)

Net cash provided by operating activities	7,920	8,751

Cash Flows From Investing Activities
Capital Expenditures	(8,386)	(5,765)
Proceeds from sale of property, plant and equipment	1,805	-0-
Other	(149)	848

Net cash used for investing activities	(6,730)	(4,917)

Cash Flows From Financing Activities
Repayment of long term debt	(305)	(305)
Net borrowing on credit facility	28,374	6,857
Cash dividends paid	(4,967)	(4,715)
Proceeds from issuance of common stock	2,822	70
Repurchase of common stock	-0-	(3,722)

Net cash provided by (used for) financing activities	25,924	(1,815)

Foreign Exchange Rate Effect on Cash	1,697	212

Net increase in cash	28,811	2,231
Cash at January 1	6,801	4,705

Cash at June 30	$35,612	$6,936